Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors:	Media:
Sheree Aronson, Corporate Vice President,	Steve Chesterman, Manager,
Investor Relations and Corporate Communications	Global Corporate Communications
(714) 247-8290	(714) 247-8711
sheree.aronson@amo-inc.com	steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS, INC.
ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION
FOR ITS 7½% SENIOR SUBORDINATED NOTES DUE 2017

SANTA ANA, Calif., Jan. 27, 2009 — Advanced Medical Optics, Inc. (AMO) [NYSE:EYE], announced today that it has commenced a cash tender offer for its outstanding 7½% Senior Subordinated Notes due 2017 (the “Notes”) (CUSIP No. 00763MAN8, ISIN No. US00763MAN83) and a related consent solicitation to amend the indenture governing the Notes.  The tender offer and the consent solicitation are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated Jan. 27, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent.  Holders who tender their Notes will be deemed to have consented to the proposed amendments to the indenture.

The tender offer will expire at midnight EST on Tuesday, Feb. 24, 2009, unless extended or earlier terminated (the “Expiration Time”). In order to be eligible to receive the total consideration (as defined below) for tendered Notes, holders must validly tender and not validly withdraw their Notes at or prior to 5 p.m. EST on Monday, Feb. 9, 2009, unless extended or earlier terminated (the “Consent Deadline”).

The tender offer and the consent solicitation are subject to the satisfaction of certain conditions set forth in the Offer to Purchase, including (1) the completion of the tender offer by Rainforest Acquisition Inc. (“Rainforest”), a wholly-owned subsidiary of Abbott, for the outstanding common stock of AMO in accordance with the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of Jan. 11, 2009 (the “Merger Agreement”), by and among Abbott, Rainforest and AMO and (2) the receipt of consents sufficient to approve the proposed amendments to the indenture governing the Notes.

The total consideration to be paid for Notes that are validly tendered and not validly withdrawn at or prior to the Consent Deadline will be equal to $1,120.00 for each $1,000 in principal amount of Notes, plus accrued and unpaid interest on such principal amount of Notes to, but not including, the settlement date.

The total consideration set forth above includes a consent payment of $30.00 for each $1,000 in principal amount of the Notes to holders who validly tender and do not validly withdraw their Notes and provide their consents to the proposed amendments to the indenture governing the Notes at or prior to the Consent Deadline. Holders of Notes tendered after the Consent Deadline will not receive a consent payment. Notes tendered at or prior to the Consent Deadline may be validly withdrawn and the related consents may be revoked at any time at or prior to the Consent Deadline. Tendered Notes and delivered consents may not be validly withdrawn or validly revoked after the Consent Deadline.

The proposed amendments to the indenture governing the Notes would eliminate from the indenture all of the restrictive covenants (other than, among other covenants, the covenant to pay interest and premium, if any, on, and principal of, the Notes when due), certain events of default and substantially all of the restrictions on the ability of AMO to merge or consolidate contained in the indenture and the Notes, and would waive any and all defaults resulting from the consummation of the transaction contemplated by the Merger Agreement.  Holders may not deliver consents to the proposed amendments without validly tendering their Notes in the tender offer, and holders may not revoke their consents to the proposed amendments without withdrawing their previously tendered Notes from the tender offer.

By 9 a.m. EST on the business day following the Expiration Time (the “Acceptance Date”), the Company will accept for payment any and all validly tendered Notes, subject to the terms and conditions of the tender offer and the consent solicitation. Such payment will be made on or promptly following the Acceptance Date.

The Company has engaged Morgan Stanley & Co. Incorporated as Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation.  Persons with questions regarding the tender offer or the consent solicitation should contact Morgan Stanley toll-free at (800) 624-1808 or collect at (212) 761-5384.  Requests for documents should be directed to Georgeson, Inc., the Information Agent for the tender offer and the consent solicitation, at (212) 440-9800 (for Banks and Brokers) or (800) 259-3515 (for Noteholders).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes.  The tender offer and the consent solicitation are being made pursuant to the tender offer and the consent solicitation documents, including the Offer to Purchase that AMO is distributing to holders of Notes.  The tender offer and the consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Advanced Medical Optics, Inc. (AMO)

AMO is focused on providing the full range of advanced refractive technologies and support to help eye care professionals deliver optimal vision and lifestyle experiences to patients of all ages.  Products in the cataract line include monofocal intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery.  AMO owns or has the rights to such product brands as Tecnis®, Clariflex® and Sensar® IOLs; Sovereign®, Sovereign® Compact and WhiteStar Signature™ phacoemulsification systems with WhiteStar® technology; Healon® viscoelastics and the Baerveldt® glaucoma shunt. Products in the refractive line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices; excimer laser vision correction systems and treatment cards, and refractive implants.  AMO brands in the refractive business include iDesign™, iFS™, Star S4 IR®, WaveScan Wavefront®, Advanced CustomVue™, IntraLase®, IntraLasik® and ReZoom®, Tecnis® Multifocal and Verisyse® IOLs.  Products in the eye care line include disinfecting solutions, enzymatic cleaners, lens rewetting drops and artificial tears.  Among the eye care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blink® branded products.  AMO is based in Santa Ana, California, and employs approximately 3,700 worldwide.  The company has operations in 27 countries and markets products in approximately 60 countries.  For more information, visit the company’s Website at www.amo-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements about AMO, including statements regarding the payment of tender offer consideration, elimination of restrictive covenants in the indenture governing the Notes and waiver of defaults resulting from consummation of the Merger.  All forward-looking statements in this press release represent AMO’s judgment only as the date of this press release.  Actual events may differ from current expectations based on a number of factors including completion of the tender offer by Rainforest and the receipt of consents sufficient to approve the proposed amendments to the indenture governing the Notes.  Therefore, the reader is cautioned not to rely on these forward-looking statements.  AMO disclaims any intent or obligation to update these forward-looking statements.  Additional information concerning AMO’s risk factors may be found in previous press releases issued by AMO and AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2007 Form 10-K filed in March 2008 and its Form 10-Q filed in November 2008.

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